AMENDMENT NO. 1 (this “Amendment”) dated as of March 18, 2008, to the Rights Agreement dated as of November 6, 2001 (the “Rights Agreement”), between NOVEN PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”) and AMERICAN STOCK TRANSFER & TRUST COMPANY, a corporation organized and existing under the laws of the State of New York, as Rights Agent (the “Rights Agent”).

WHEREAS the Company and the Rights Agent have previously entered into the Rights Agreement specifying the terms of the Rights;

WHEREAS the Company has directed the Rights Agent to enter into this Amendment pursuant to Section 26 of the Rights Agreement; and

WHEREAS capitalized terms used but not defined herein shall have the respecitve meanings assigned to them in the Rights Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Amendment, the Company and the Rights Agent, for themselves, their successors and assigns, agree as follows:

Section 1. Amendment to Rights Agreement. The Rights Agreement is hereby amended as follows:

(a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended such that all references to “15%” in that definition shall be deleted and substituted with “20%” in lieu thereof;

(b) Paragraph 3 of the “Summary of Rights to Purchase Series A Junior Participating Preferred Stock” in Exhibit A to the Rights Agreement is hereby amended such that all references to “15%” in that paragraph shall be deleted and substituted with “20%” in lieu thereof; and

(c) Paragraph 4 of the “Summary of Rights to Purchase Series A Junior Participating Preferred Stock” in Exhibit A to the Rights Agreement is hereby amended such that all references to “15%” in that paragraph shall be deleted and substituted with “20%” in lieu thereof.

Section 2. Certification. The officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the Company that this Amendment complies with the terms of Section 26 of the Rights Agreement.

Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts to be made and performed entirely within such State, without giving effect to any conflict of laws provision or rule.

Section 4. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Amendment may be executed and delivered by facsimile transmission.

Section 5. Rights Agreement as Amended. Upon the effectiveness of this Amendment, the term “Rights Agreement” as used in the Rights Agreement shall refer to the Rights Agreement as amended hereby.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

NOVEN PHARMACEUTICALS, INC.,
by
/s/ Jeff Mihm

Name: Jeff Mihm Title: VP and General Counsel
AMERICAN STOCK TRANSFER & TRUST COMPANY as Rights agent } By } /s/ Herbert J. Lemmer Name: Herbert J. Lemmer Title: Vice President AMERICAN STOCK TRANSFER & TRUST COMPANY

as Rights agent
By
/s/ Herbert J. Lemmer
Name: Herbert J. Lemmer
Title:	Vice President